Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2024  (August 9, 2024, as to the change in the composition of reportable segments disclosed in Notes 2 and 20) relating to the financial statements of Riot Platforms, Inc. appearing in the Current Report on Form 8-K of Riot Platforms, Inc. filed on August 9, 2024, and our report dated February 22, 2024, relating to the effectiveness of Riot Platforms, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Riot Platforms, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
August 9, 2024